Exhibit 6.9

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT is made and entered as of November 15, 2001 by and between MD Technologies Inc. (“MDT” also referred to as the “Company”), a Delaware corporation, Jose S. Canseco (the “Guarantor”) and SBL Capital Corporation (the “Purchaser”), a Louisiana corporation.

The Company and the Purchaser hereby agree as follows:

ARTICLE 1

Definitions

Except as otherwise defined in this Agreement, the following terms shall have the respective meanings ascribed to them below:

Agreement means this Note Purchase Agreement.

Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks are authorized to be closed in Baton Rouge, Louisiana.

Change in Control means any acquisition, by any person or group other than Jose S. Canseco and William D. Davis, of the power to elect, appoint or cause the election or appointment of at least a majority of the directors of the Board of Directors of the Company, through beneficial ownership of the capital stock or otherwise.

Code means the Internal Revenue Code of 1986, as amended, as the same shall be in effect from time to time.

Shares means the stock of the Company.

Environmental Legal Requirement means any applicable law, statute or ordinance relating to public health, safety or the environment, including, without limitation, any such applicable law, statute or ordinance relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated byphenyls or asbestos, to the disposal, treatment, storage or management of solid or hazardous wastes or Hazardous Substance or crude oil, fractious petroleum, petroleum derivatives or byproducts, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any rule, regulation, order, notice or demand issued pursuant to such law, Statute or ordinance, in each case applicable to the property of the Company or any Subsidiary or the operation, construction or modification of any thereof, including without limitation the following: the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act as amended by the Solid and Hazardous Waste Amendments of 1984, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, and any state statutes addressing similar matters, and any state statute providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, fractious petroleum, petroleum derivatives or byproducts and the rules or regulations promulgated thereunder.

ERISA means the Employee Retirement income Security Act of 1974, as amended.

Hazardous Substance means any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or federal authority having jurisdiction over the property of the Company or any Subsidiary or-its use, including but not limited to any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317) as amended; (b) regulated as a hazardous waste under Section 1004 of the Federal Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. $ 9601 et seq.) as amended; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

Lien means (i) any interest in property (whether real, personal or mixed and whether tangible or intangible) which secures an obligation owed to, or a claim by, a person other than the owner of such property, whether such interest is based on the common law, statute or contract, including, without limitation, any such interest arising from a capitalized lease, arising from a mortgage, charge, pledge, security agreement, conditional sale, trust receipt or deposit in trust, or arising from a consignment or bailment given for security purposes, (ii) any encumbrance upon such property which does not secure such an obligation, and (iii) any exception to or defect in the title to or ownership interest in such property, including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, licenses and profits a prendre. For purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a capitalized lease or conditional sale agreement or other similar arrangement pursuant to which title to the property has been retained by or vested in some ether person for security purposes.

Material Adverse Effect means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) of the Company (b) the validity or enforceability of this Agreement, the Notes, or the rights or .remedies of the Purchaser hereunder or thereunder.

Note has the meaning set forth in section 2.1 of this Agreement.

Noteholder means the Purchaser or its transferee or transferees.

Person includes any individual, a corporation, an association, a partnership, a trust, an estate, a government and any agency or political subdivision thereof, or any other entity.

Restricted Securities means the Warrant of Purchaser of the unregistered securities of the Company which the Purchaser may acquire through the exercise of its Warrant.

Securities Act means the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect from time to time.

Subsidiary means any entity in which the Company or the Company and another Subsidiary hold interests entitling the Company or such other Subsidiary to control such entity’s Board of Directors or other managing structure.

ARTICLE 2

Authorization and Issuance of Notes

2.1 Authorization of Issue. MDT has duly authorized the issuance as-maker in solido, of its 18.00% Promissory Note, (including all debt securities issued in exchange or replacement thereof, the “Note”), in the aggregate principal amount of $30,000.00 issued to SBL Capital Corporation.

2.2 Purchase and Sale of Note; Purchase Price. Subject to the terms of this Agreement, the Company hereby sells and the Purchaser hereby purchases the entire principal amount of the Note, at a price equal to 100% of its principal amount, payable in immediately available funds.

2.3 Payment Dates. The Note shall be due as follows: (a) 6 interest-only payments shall be paid monthly beginning January 1, 2001; (b) 53 principal and interest payments shall be due monthly beginning June 1, 2002, and the outstanding principal balance shall be fully amortized over 54 months, with a monthly payment of $814.54; (c) one final payment of all remaining principal plus interest shall be due on December 1, 2006, upon the Note’s maturity. Interest on all outstanding principal amounts under the Note shall be calculated based on a 360-day year. In the event the Company fails to make any monthly payment in full within ten (10) days of the due date, the Company shall pay to Purchaser a late payment amount of two (2%) percent of payment then due and owing. In the event, any monthly payment is past due for more than ten (10) days, such payment shall bear interest at the annual interest rate of eighteen (18%) percent from the date until paid.

2.4 Commitment Fee. The Company agrees to pay to Purchaser a Commitment Fee in the amount of $500.00 in immediately available funds upon the Purchaser’s purchase of the Note.

2.5 Collateral Security. The Company’s obligations under this Agreement and the Note shall be secured by a perfected security interest which will be subordinate to the existing lender, Delta Pacific, Inc., and any senior lender that will replace Delta Pacific, Inc. and is acceptable to Purchaser and Purchaser approves in writing.

2.6 Subordination. The Purchaser hereby acknowledges that the Purchaser’s security interest under this Agreement will be subordinated as listed above in Article 2.5.

2.7 Conversion of Note. The Purchaser shall have the option of converting part or all of the note into shares in MDT. If the full principal amount of the Note is converted it will represent 60,000 shares of MDT. The conversion price per share shall be $0.50.

2.8 Note Prepayment; Prepayment Fee. Upon notice of the Company’s desire to prepay the Note, the Purchaser shall have the option of converting part or all of the note into shares in MDT prior to any prepayment. The Company shall have the right at any time to prepay all or any portion of the principal amount of the Note, without penalty subject to and upon its payment of all accrued interest on the principal amount to be prepaid.

2.9 No Offset. All payments by the Company hereunder and under the Note shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any Jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Company is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Company with respect to any amount payable by it hereunder or under the Note, the Company will pay to the Purchaser on the date on which such amount is due and payable such an additional amount in dollars as shall be necessary to enable the Purchaser to receive the same net amount which the Purchaser would have received on such due date had no such obligation been imposed upon the Company. The Company will deliver promptly to the Purchaser certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Company hereunder.

2.10 Computations. All computations of interest on the Note shall be based on a 360-day year and paid for the actual number of lays elapsed. Whenever a payment becomes due on a day that is not a business day,, the due date for such payment shall be extended to the next succeeding business day, and interest shall accrue during such extension.

2.11 Issuance of New Note Upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Note at the office of the Company designated for notices in accordance with this Agreement, the Company shall execute and deliver, at its expense, one or more new Note of any authorized denominations requested by the holder of the surrendered Note, each dated the date to which interest has been paid on the Note so surrendered (or, if no interest has been paid, the date of such surrendered Note), but in the same aggregate unpaid principal amount as such surrendered Note, and registered in the name of such person or persons as shall be designated in writing by such holder. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by tile Noteholder of such Note or by his attorney duly authorized in writing. The Company may condition the issuance of any new Note or Note in connection with a transfer by any person other than the Purchaser on the payment by the transferring Noteholder of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of such transfer, and upon the receipt of appropriate documentation evidencing the transferee’s investment intent and suitability as an investor under applicable law.

2.12 Lost, Stolen, Damaged and Destroyed Note. At the request of any Noteholder, the Company will issue, at its expense, in replacement of any Note or Note lost, stolen, damaged or destroyed, upon surrender of the mutilated portions thereof, if any, a new Note or Note of the same denominations, of the same unpaid principal amounts and otherwise of the same tenor as, the Note or Note so lost, stolen, damaged or destroyed. The Company may condition the replacement of a Note reported by a Noteholder as lost, stolen, damaged or destroyed, upon the receipt from such Notehoider of an affidavit attesting that the Note is lost, stolen, damaged, or destroyed and an indemnity or security reasonably satisfactory to the Company, provided that if such Noteholder shall be the Purchaser or its nominee or an institutional investor, the Purchaser’s or such institutional investor’s agreement of indemnity shall be sufficient for purposes of this section.

ARTICLE 3

Company’s Representations and Warranties

3.1 For purposes of this Article 3, references to the Company include the Company and each. of its subsidiaries and affiliates separately and together. Acknowledging the prior sentence, the Company hereby represents and warrants to the Purchaser that:

(a) Financial Information.

(1) Condition. The Company (before and after giving effect to the transactions contemplated by this Agreement (i) is solvent, (ii) has assets having a fair value in excess of its liabilities, (iii) has assets having a fair value in excess of the amount required to pay its liabilities on existing debts as such debts become absolute and matured, and (iv) has, and expects to continue to have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection with the operation of its business as such debts mature.

(b) Corporate Existence; Compliance with Law. The Company (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified would not have a Material Adverse Effect and (iv) is in compliance with all applicable laws except to the extent that the failure to comply therewith would not have a Material Adverse Effect.

(c) Corporate Power and Authority; Enforceable Obligations. The Company (i) has the corporate or other power and authority, and the legal right, to make, deliver and perform this Agreement and the Note; (ii) has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Note; and (iii) has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement and the Note. Except as the Company has already obtained or will obtain prior to the Closing, no consent or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other Person is required in connection with the borrowings contemplated under this Agreement or with the execution, delivery, performance, validity or enforceability of the Note. This Agreement and the Note have been duly executed and delivered on behalf of the company. This Agreement and the Note constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors, rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at. law.

(d) No Legal Bar. The execution, delivery and performance of this Agreement, the borrowings contemplated hereunder and the Company’s use of the proceeds thereof will not violate any requirement of law or contractual obligation of the company and will not result in, or require, the creation or imposition of any Lien on any of its respective properties or revenues.

(e) Title to Assets. The Company has good title to all of its assets other than those sold or otherwise disposed of in the ordinary course of its business.

(f) No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of the company threatened by or against the Company or against any of its respective properties or revenues (i) with respect to this Agreement or any of the transactions contemplated hereby, or (ii) which could reasonably be expected to have a Material Adverse Effect.

(g) No Default. The Company is not in default and has not otherwise failed to perform under or with respect to any of its contractual obligations in any respect which could reasonably be expected to have a Material Adverse Effect.

(h) No Regulation. The Company is not subject to regulation under any federal or state statute or regulation which limits its ability to incur indebtedness.

(i) Compliance with other Instruments, Laws. The Company is not in violation of any provision of its charter documents, bylaws, or any contractual obligation or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a mannerthat could result in the imposition of substantial penalties or a Material Adverse Effect.

(j) Securities Laws. The Company has not, directly or through any agent, offered any of the Note or any similar security for sale to, or solicited any offers to buy any thereof from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchaser, and the Company agrees that neither it nor any agent acting on the Company’s behalf has done or caused to be done or will do or cause to be done or omit to do or cause to be done anything which would result in bringing the issuance or sale of the Note within the provisions of Section 5 of the Securities Act.

(k) Employee Benefit Plans. To the extent applicable to the Company, each employee benefit Dian of the Company has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent. applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. Neither the purchase of the Note by the Purchaser nor the consummation of any of the other transactions contemplated by this Agreement is or will constitute a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. The Company does not maintain, and is not obligated to contribute to any multi employer plan or single employer plan, as defined in Section 4001 of ERISA, that is subject to Title IV of ERISA, for the benefit of employees or former employees of the Company or any Subsidiary.

(l) Environmental Issues. Neither the Company nor, to the Company’s knowledge, any operator of the Company’s business, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Environmental Legal Requirements which violation would have a material adverse effect on the environment or the business, assets or financial condition of the Company.

(m) Subsidiaries, Joint Ventures. The Company is not engaged in any joint venture or partnership with any Person.

(n) Disclosure. This Agreement does not contain any untrue statement of a material fact, and does not omit to state a material fact, necessary to make the statements herein not misleading. There is no fact known to the Company which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, exclusive of effects resulting from changes in general economic conditions, the business, assets, financial condition of the Company.

ARTICLE 4

Affirmative Covenants

4.1 For purposes of this Article 4, references to the Company include the company and each of its subsidiaries and affiliates, separately and together. Acknowledging the prior sentence, the Company hereby agrees that, for so long as any amounts are outstanding or obligations are due hereunder or under the Note, it shall comply and shall cause each of its subsidiaries and affiliates to comply, as follows:

(a) Use of Proceeds. The Company shall solely use the proceeds of this loan working capital unless Purchaser agrees in writing to another use.

(b) Punctual Payment. The Company will duly and punctually pay or cause to be paid the principal and interest on the obligations provided for in this Agreement, all in accordance with the terms of this Agreement and the ‘Note.

(c) Maintenance of Office. The Company will maintain its chief executive office at those locations listed in this Agreement or at such other place in the United States of America as the Company shall designate upon written notice to Purchaser, where notices, presentations and demands to or upon the Company may be given or made.

(d) Financial Statements. The Company shall furnish to Purchaser:

(1) as soon as available, but in any event within 45 days after the end of each of its fiscal years, a copy of its consolidated and consolidating reviewed fiscal year end financial statements (including balance sheets and the related statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without qualification or exception by independent certified public accountants acceptable to Purchaser; and

(2) as soon as available, but in any event not later than 30 days after the end of each calendar month, (i) the unaudited monthly consolidated and consolidating financial statements of the Company (including balance sheets as at the end of such month and the related statements of income and retained earnings and cash flows of the Company for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by an officer of the Company as being fairly stated and accurate and complete in all material respects (subject to normal year-end audit adjustments), and (ii) a most recent accounts receivable aging report; and

(3) the annual tax return and complete annual income statements within ten (10) days of preparation thereof.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

(e) Insurance. The Company shall furnish to Purchaser within 10 days after the end of each calendar year, a certificate of insurance that evidences the existence of each policy of insurance required to be maintained by the Company under this Agreement and the payment of all premiums therefor;

(f) Other Information. The Company shall furnish to Purchaser promptly, and in any event, within ten (10) days after any request by Purchaser therefor, such additional financial and other information regarding the Company or Guarantor as Purchaser may from time to time reasonably request;

(g) Payment of Trade obligations. The Company shall pay, discharge or otherwise satisfy within 60 days after the due date all trade payables of whatever nature unless same are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company in conformity with GAAP.

(h) Maintenance of Business. The Company shall continue to engage in business of the same general type as now conducted by it and preserve, ‘renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all of its contractual obligations and requirements of law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

(i) Inspection of Property, Books and Records, Discussions. The Company shall keep proper books of records and account in conformity with GAAP and comply with all Requirements of Law in respect of all dealings and transactions in relation to its business and activities the non-compliance with which could have a Material Adverse Effect; and permit representatives of Purchaser to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be’desired and to discuss the business, operations, properties and financial and other condition of the Company with officers and employees of the Company, respectively, and with their independent certified public accountants.

(j) Notices. Promptly, and in any event within forty- eight (48) hours of the Company obtaining knowledge of the occurrence of any event described in subsections (a) through (h) below, give notice to Purchaser in writing of:

(1) the occurrence of any default or Event of Default;

(2) any default or event of default under any contractual obligation of the Company, or any litigation, investigation or proceeding which may exist at any time between the Company and any governmental authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(3) any violation of any Environmental Legal Requirement that the Company reports in writing or is reportable by in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and, upon becoming aware thereof, of any inquiry, proceeding, investigation or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Company;

(4) any written or other notice received by the Company from any laborer, subcontractor or materialman to the effect that such laborer, subcontractor or materialman has not been paid an amount in excess of $25,000.00 when due for labor or materials furnished in connection with the construction of or improvements to the Company’s facilities;

(5) any litigation or proceeding affecting the Company in which the amount claimed from the Company is $25,000.00 or more, which is not covered by insurance or in which injunctive or similar relief is sought, or in which injunctive or similar relief is sought which, if granted, would have a Material Adverse Effect;

(6) the following events, as soon as possible and in any event within 10 days after the Company knows or has reason to know thereof:

(a) the occurrence or expected occurrence of any Reportable Event (as defined under Title IV of ERISA) with respect to any Employee Benefit Plan, a failure to make any required contribution to an Employee Benefit Plan, the creation of any Lien in favor of the PBGC or an Employee Benefit Plan or any withdrawal from, or the termination, reorganization or insolvency of, any Employee Benefit Plan or

(b) the institution of proceedings or the taking of any other action by the PBGC or the Company or any commonly Controlled Entity (as defined under ERISA) of either one or any Employee Benefit Plan with respect to the withdrawal from, or the terminating, reorganization or insolvency of, any Employee Benefit Plan; and

(7) any other development or event which could be expected to have a Material Adverse Effect.

Each notice required in the subsections above shall be accompanied by a statement of an officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company, proposes to take with respect thereto.

(k) Environmental Legal Requirements. The Company shall comply with, and ensure compliance by all operators, tenants and subtenants, if any, with, all applicable Environmental Legal Requirements and obtain and comply with and maintain, and ensure that all operators, tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Legal Requirements.

(l) Maintenance of Property. The Company shall keep all property useful and necessary in its business in good working order and condition; and procure and maintain fire and other risk insurance, public liability insurance, and such other insurance with financially sound and reputable insurers with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, (including limits on the amount of any deductibles) containing such terms, coverages, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreements. The Company, upon request of Purchaser, will deliver to Purchaser from time to time copies of the policies or certificates of insurance in form satisfactory to Purchaser, including stipulations that coverages will not be canceled or diminished (i) without at least thirty (30) days, prior written notice to Purchaser or, in the case of flood insurance, without at least ten (10) days prior written notice to Purchaser and (ii) due to any act, omission, or breach of warranty by the Company.

(l) Operations. The Company shall substantially maintain its present executive and management personnel; conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including compliance with all minimum funding standards and other requirements of ERISA and other laws applicable to the Company’s employee benefit plans.

(m) Taxes. The Company will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges imposed by foreign jurisdictions that in the aggregate are not material to the business or assets of the Company or an individual oasis) imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provide that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto; and provided further that the Company will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

(m) Deliveries; Further Assurances. The Company shall at its expense execute and deliver any and all instruments necessary or as Purchaser may reasonably request to effectuate the purposes of this Agreement.

4.2 Guarantor hereby agrees that, for so long as any amounts are outstanding or obligations are due hereunder or under the note, he shall comply as follows:

a. Guarantor shall furnish to the purchaser a current personal financial statement within thirty (30) days of written request by purchaser;

b. The Guarantor shall not guarantee any debt of the Company other than the terms of this Agreement and those lenders listed in Article 2.5, or any successor senior lender without the written consent of Purchaser;

c. The Guarantor shall furnish copies of his personal tax return within ten (10) days of preparation thereof; and

d. The Guarantor shall subordinate any and all inter-company and personal loans to the Company in favor of Purchaser.

4.3 Certified Public Accountant. The Company shall retain the services of a qualified CPA to maintain proper accounting and business systems for the Company.

4.4 Reservation of Shares. The Company shall reserve 90,000 of the authorized, but unissued shares of MDT to provide the shares necessary for the exercise of Purchaser’s Warrant and Conversion of Debt to shares which is issued in connection herewith.

ARTICLE 5

Negative Covenants

5.1 For purposes of this Article 5, references to the Company include the Company and each of its subsidiaries and affiliates separately and together. Acknowledging the prior sentence, the Company hereby agrees that, for so long as any amounts are outstanding or obligations are due hereunder or under the Note, it shall comply, and shall cause each of its subsidiaries and affiliates to comply, as follows:

(a) Limitation on Liens. The Company shall not create, incur, assume or suffer to exist any Lien upon any of its assets or properties without the written consent of the Purchaser, except for:

(1) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company, in conformity with GAAP;

(2) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, lessors’, vendors’ or other like Liens arising in the ordinary course of business for indebtedness which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

(3) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation;

(4) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(5) liens securing the existing indebtedness to the lenders listed in Article 2.5. The foregoing clauses of this subsection are referred to as the “Permitted Liens.”

5.2 No Fundamental Changes. The Company shall not, after the date hereof, (1) engage in any business activities substantially different than-those in which the Company is presently engaged, (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change ownership, dissolve or transfer or sell assets out of the ordinary course of business.

5.3 Limitation on Sales of Assets. Other than in the ordinary course of business, the Company shall not sell, lease, assign, transfer or otherwise dispose of, or give options to purchase any of its assets (including, without limitation, receivables and leasehold interests but excluding obsolete or worn out property) whether now owned or hereafter acquired, and whether or-not leased back, except for assets sold or scrapped by the Company with an aggregate value not to exceed $20,000 on an annual basis.

5.4 Limitation on Mergers, Consolidations, Acquisitions, Investments. Notwithstanding the Company’s ability tc make capital expenditures under section 5.6 below, the Company shall not merge with or consolidate into any other entity, acquire any interest in any entity, business or combination of businesses, or invest or obligate itself to invest in any new subsidiary, partnership, joint venture or other entity, or acquire all or substantially all of the assets of any of the foregoing without the written consent of Purchaser.

5.5 Limitation on Compromising Accounts and Claims. The Company -shall not assign, transfer, pledge, compromise or release any of the claims of or debts due to the Company except upon payment in full, or arbitrate or consent to the arbitration of any of the disputes or controversies of the Company.

5.6 Limitation on Indebtedness. The Company shall not create, incur, assume, guarantee, endorse, become or be liable in any manner with respect to any indebtedness without the written consent of the Purchaser, except:

(a) taxes, assessments and governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate proceedings and for which the Company has set aside on its books adequate reserves;

(b) trade payables and other obligations incurred in the ordinary course of business, but not fixed contingent obligations to franchisees that would otherwise be restricted under this Agreement;

(c) any indebtedness to the lenders listed in Article 2.5 or a successor senior lender;

(d) the indebtedness evidenced by the Note.

5.7 Limitation on Transactions with and Loans to shareholders and Affiliates, and on Loans. Exclusive of intercompany balances between the Company and any subsidiary, the Company shall not have loans or advances outstanding at any time to a shareholder or any Affiliate of a shareholder, or make loans to or guarantee, directly or indirectly, any undertaking of any Person other than a subsidiary without the prior approval of SBL Capital.

5.8 Limitation on Employment Agreements and on Modifications to Material Contracts. The Company shall not enter into any material employment agreement or amend, modify or terminate the terms of any material agreement of the Company.

5.9 Limitation on Benefit Plans. The Company shall not establish any profit sharing or other employee benefit plan, but may maintain its existing 401(k) and cafeteria health insurance plans.

ARTICLE 6

Defaults

6.1 Events of Default. The following actions and/or inactions, or the occurrence of any of the following events or circumstances, shall constitute Events of Default hereunder and under the Note:

(a) Failure to Pay Amounts When Due. Should the Company fail to make any interest payment within ten days of the day that it is due, or fail to repay any portion of the principal amount of the Note upon its maturity.

(b) Breach of Covenants. Should the Company fail to perform any of its covenants under this Agreement and such failure shall continue unremedied for a period of thirty days after notice of such failure from the Purchaser to the Company.

(c) Default in Favor of Third Parties. Should the Company default under any loan, extension of credit, security agreement or any other agreement in favor of any other creditor or person that might affect the Company’s ability to satisfy its obligations under the Note, and such default shall not have been remedied within fcrty-eight (48) hours of default

(d) Insolvency. The suspension, insolvency or failure, however evidenced, of the Company.

(e) Voluntary Readjustment of Indebtedness. Should the Company commence any case or proceeding for readjustment of indebtedness, reorganization, liquidation, composition or extension under any federal or state bankruptcy or insolvency law.

(f) Involuntary Readjustment of Indebtedness. Should any involuntary case or proceeding for readjustment of indebtedness, reorganization, liquidation, composition or extension under any federal or state bankruptcy or insolvency law be brought against Company and not be dismissed within sixty days thereafter.

(g) Receivership. Should proceedings for the appointment of a receiver of all or any part of the Company’s property be commenced and not dismissed within sixty days thereafter, or should a receiver be appointed for all or any part of the Company’s property.

(h) Dissolution Proceedings. Should proceedings for the dissolution of or appointment of a liquidator for the Company be commenced and not dismissed within sixty days thereafter.

(i) False Statements. Should any representation, warranty or material statement of the Company in this Agreement prove to be incorrect or misleading in any material respect. It is expressly understood that no Event of Default shall occur with respect to any such representation, warranty or statement, the subject matter of which the Purchaser has actual knowledge of as a result of its existing relationship with the Company.

(j) Material Adverse Change. Should any material adverse change occur in the Company’s financial condition.

(k) Adverse Judgments. Should one or more judgments be entered against Company involving in the aggregate a liability (not paid or fully covered by insurance) of $10,000.00 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof.

(1) Injunctions. Should the Company be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order-shall continue in effect for more than thirty (30) days.

(m) Bad Acts. Should the Company be indicted for a state or federal crime, or any civil or criminal action otherwise be brought or threatened against the company, a punishment for which in any such case could include the forfeiture of any assets of the Company having a fair market value in excess of $10,000.00; or

(n) Change in Control. Should a Change in Control occur.

ARTICLE 7

Remedies Upon Default

7.1 Purchaser’s Rights Upon Default. Should any one or more Events of Default occur or exist, then:

(a) Acceleration. The Purchaser shall have the right, at its sole option, by written notice to the Company to declare formally all indebtedness under the Note to be in default and to accelerate the maturity of all amounts under the Note and insist upon immediate payment in full of the principal balance then outstanding thereunder, plus accrued interest and the prepayment fee, together with reasonable attorney’s fees, costs, expenses and other fees and changes as provided therein;

(b) Default Interest Rate. The interest rate on the Note shall automatically and immediately be adjusted to equal the interest rate as stated above plus six percent (6%) (the “Default Interest Rate”);

(c) Other Remedies. The Purchaser may take any and all action available to it at law or in equity to enforce its rights to collect the amounts due hereunder or to exercise any ether power granted to it under this Agreement.

ARTICLE 8

Indemnities

8.1 The company hereby agrees to indemnify and hold harmless the Purchaser frog any and all claims, suits, obligations, damages, losses, costs, expenses (including without limitation each of their reasonable attorneys, fees and costs), demands, liabilities, penalties, fines and forfeitures of any nature whatsoever that may be asserted against or incurred by Purchaser or, arising out of or in any way relating to or occasioned by this Agreement or the exercise of any of the rights or remedies granted to the Purchaser or hereunder. This indemnity provision shall survive the termination of this Agreement as to all matters arising or accruing prior to such termination, notwithstanding any exercise by the Purchaser of any of the remedies provided under this Agreement following any Event of Default.

8.2 The Company hereby agrees to indemnify and hold harmless any individual which serves pursuant to Section 2.6 of this Agreement as Purchaser’s designated director or observer on the Company’s Board of Directors from any and all claims, suits, obligations, damages, losses, costs, expenses (including without limitation each of their reasonable attorneys’ fees and costs), demands, liabilities, penalties, fines and forfeitures of any nature whatsoever that may be asserted against or incurred by such persons arising out of or in any way relating to or occasioned by his or her service as a director or observer of the Company’s Board of Directors. This indemnity provision shall survive the termination of this Agreement as to all matters arising or accruing prior to such termination, notwithstanding any exercise by the Purchaser of any of the remedies provided under this Agreement following any Event of Default.

ARTICLE 9

Registration Under the Securities Act

9.1 Incidental Registration. If at any time the Company proposes to register any of its securities under the Act (other than on Form S-8 or S-14 or other form related to an offering of the type to which such forms relate), the Company will at such time give written. notice to all holders of Restricted Securities of its intention so to do and, upon- the written request of any holders of Restricted Securities, made within twenty (20) days after such notice is given by the Company (which request shall state the intended method of disposition of such Restricted Shares by the prospective seller), the Company will use its best efforts to cause all Shares which, the holders of which shall have so requested registration thereof, to be registered under the Act, all to the .extent requisite to permit the sale or other disposition (in accordance with the intended methods thereof, as aforesaid) by the prospective seller or sellers of the Shares so registered.

9.2 Registration Procedures and Expenses. If and whenever Seller effects the registration of any of the Shares under the Act, the Company will as expeditiously as possible:

(a) prepare and file with the SEC a registration statement with respect to the offering of such securities. Such registration statement to become and remain effective for such period as may be required or permitted by law for the sale of all Shares proposed to be sold by the holders, not exceeding 180 days;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective as may be required by the immediately preceding subdivision and to comply with the provisions of the Act with respect to the transfer of all securities covered by such registration statement whenever, prior to the expiration of 180 days after the effective date thereof, a seller desires to transfer the same;

(c) furnish to each selling member such numbers of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as such seller may reasonably request in order to facilitate the transfer of the securities owned by such seller; and

(d) use its best efforts to register or qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as each such seller shall request and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the transfer in such jurisdictions of the securities owned by such seller.

All expenses incurred by the Company in complying with this Section 9.3, including without limitation all registration, qualification and filing fees, printing expenses, fees and disbursements to counsel of Seller and the expense of any special audits incident to or required by any such registration are herein called “Registration Expenses”; and all underwriting discounts applicable to the Restricted Shares and all fees disbursements of counsel for any seller are herein called “Selling Expenses.”

9.4 Allocation of Expenses. The Company shall pay all Registration Expenses in connection with each registration statement pursuant to section 9.2 hereof.

9.5 Indemnification. In the event of any registration of any of the Restricted Securities under the Act pursuant to this Section 9, the Company shall indemnify and hold harmless each seller of such Restricted Securities, each underwriter of such Restricted Securities, and each other person, if any, who controls such seller or underwriter within the meaning of the Act, against any losses, claims, damages or liabilities joint or several, to which such seller, underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Restricted Securities were registered under the Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse such seller, underwriter and each such controlling person for any legal or other expenses reasonably incurred by such seller, underwriter or such controlling person in connection with investigating or defending any such loss, claim, damage or liability, provided, however, that Seller shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to Seller through an instrument duly executed by such seller or underwriter specifically for use in the preparation thereof.

It shall be a condition precedent to the obligation of the Company to complete any action pursuant to section 9.1 hereof that the Company shall have received ,an undertaking satisfactory to it from each prospective seller cf Restricted Securities to be registered under each registration pursuant to Sections and hereof, and from each underwriter of such Restricted Shares, to indemnify and hold harmless (in the same manner and to the same extent as set forth above in this Section with respect to Seller) the Company, each director of the Company, each officer of the Company who shall sign such registration statement and each person who controls the Company within the meaning of the Act,.- ‘With respect to any statement in or omission from any such registration statement or preliminary or final prospectus, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to Seller by or on behalf of such seller specifically for use in connection with the preparation of such registration statement or prospectus.

The foregoing notwithstanding, in the event a claim for reimbursement of liabilities under the Act by reason of the foregoing indemnity provisions of this Agreement is asserted by any director of Seller or by any person in control of Seller within the meaning of the Act, in the absence of controlling precedent, Seller shall have the right to submit to a court of appropriate jurisdiction the question o= whether such reimbursement by it is against public policy as expressed in the Act, and Seller-and each such director and controlling person will be governed by the final adjudication of such issue.

ARTICLE 10

Miscellaneous

10.1 Complete Agreement. This Agreement constitutes the complete and exclusive statement of agreement between the Company and the Purchaser with respect to the subject matter hereof.

10.2 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Louisiana applicable to contracts executed and to be performed entirely in Louisiana and by applicable federal law.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Purchaser, of any right, remedy, power or privilege hereunder or under the Note, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company and the Purchaser, and their respective successors and assigns.

10.5 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not De affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in- lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

10.6 Method of Execution. It is contemplated that this Agreement will be executed in numerous places and on different dates by the parties. Each party may execute a signature page on which its signature appears separately from the signatures of the other, and the signature pages of both parties will be gathered and attached to one copy of this Agreement. This method of execution, once accomplished, shall result in a binding contract.

10.7 Additional Documents and Acts. Each party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

10.8 Notices. Any notice to be given or to be served upon the Company or the Purchaser in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Company at 620 Florida Blvd., Suite 200, Baton Rouge, Louisiana, 70801, and to the Purchaser at 15538 Shenandoah Avenue, Baton Rouge, Louisiana, 70817. Either party may at any time by giving 5 days, prior written notice to the other party, designate any other address in substitution of the foregoing address to which such notice will be given.

10.9 Amendments. All amendments to this Agreement must be in writing and signed by both parties.

10.10 Expenses. The Company will be responsible for the payment of its fees, expenses and other costs, incurred in connection with Company’s issuance and the Purchaser’s purchase of the Note, and all related transactions. The Company shall reimburse SBL Capital at the closing of the Note for its payment of attorney’s fees and expenses incurred in connection with the negotiation, preparation, review and closing of the Agreement, the Warrant and all agreements, documents related thereto.

10.11 Tombstones. The Company hereby consents to the Purchaser’s including in informational advertisements (e.g., so-called “tombstone” advertisements), a summary of this transaction and any =elated or future transactions between the Company and Purchaser.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MD Technologies Inc.

Witness:	By:	/s/ Jose S. Canseco

/s/	Name:	Jose S. Canseco
	Title:	Chief Executive Officer

/s/ Jose S. Canseco

Jose S. Canseco, Individually Guarantor

SBL Capital Corporation

By:	/s/ Terry D. Jones

Name:	Terry D. Jones
Title:	President